Exhibit 10.1

Emmis Communications Corporation
40 Monument Circle, Suite 700
Indianapolis, IN 46204

Re:    Amendment to Employment Agreement

The undersigned consents to a five percent (5%) reduction in the amount of base salary earned in calendar 2016, commencing January 4, 2016 and ending January 1, 2017, pursuant to his/her employment agreement with Emmis Communications Corporation and/or its subsidiaries. In all other respects such employment agreement shall remain in full force and effect.